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                                                                   Exhibit 10.33



AMENDMENT NO. 3 TO THE DEVELOPMENT, MARKETING AND DISTRIBUTION AGREEMENT BETWEEN SENSORY SCIENCE CORPORATION AND LOEWE OPTA GMBH DATED JANUARY 1, 1997


         This Amendment No. 3 to the Development, Marketing and Distribution Agreement (the "Amendment") is entered into as of the 11th day of September, 2000, by and between Loewe Opta GmbH, a German corporation ("Loewe"), and Sensory Science Corporation a Delaware (U.S.A.) Corporation ("SSC"), in light of the following:

         Fact One: Loewe and SSC have previously entered into that certain Development, Marketing and Distribution Agreement, dated as of January 1, 1997 (the "Agreement") which has prior hereto been amended twice.

         Fact Two: Loewe and SSC desire to amend the Agreement for a third time as provided for and on the conditions set forth herein.

         NOW, THEREFORE, Loewe and SSC hereby amend and supplement the Agreement as follows:

         1. Definitions. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

         2. Amendments.

         (A) The first paragraph of Section 17 (Duration and Term of Agreement), is hereby deleted in its entirety and replaced with the following paragraph:

This Agreement shall be effective as of January 1, 1997 and shall, subject to the provisions for earlier termination stated in Section 18 below, continue in force until January 1, 2002. The Agreement shall be automatically renewed for an additional three (3) year period if neither party has provided written notice to the other prior to September 1, 2001 of its intention to terminate the Agreement.

         (B) Section 1 (Definitions) is hereby amended by modifying the definition of "Territory" thereunder to exclude the countries of Canada and Mexico. For the exclusion of Canada and Mexico from the Territory, SSC receives the benefits described in Sections (C) and (D) of this document, without any additional cash payments by Loewe.

         (C) Section 16 (Toolings) is hereby amended by adding the following provisions thereto: shall be deleted in their entirety and be replaced with the following provisions:

(i) All future tool payments, effective with payments provided for in subparagraph (ii) hereof, shall be contracted and made by Loewe and shall be their sole property and


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                                                                   Exhibit 10.33


may be used for purposes other than those set forth in this Agreement; including for T.V. sets used outside the United States.

(ii) As of the date of this Amendment No. 3, all costs of tooling as set forth in Schedule 4 and as otherwise agreed upon by the parties shall be paid by Loewe. Loewe explicitly waives without prejudice its receivable against SSC according to Schedule 4 of the Development, Marketing, and Distribution Agreement in the amount of DM 450,000 due in 1998.

Loewe and SSC herein agree that the remaining tooling payments for the 38" T.V.s shall be timely paid by Loewe in the approximate amount $700,000. US which includes an estimate of $100,000. for tooling modifications relating to a "flat screen model". The Loewe payment of such $700,000. of toolings costs is subject to Loewe's receipt of a copy of SSC's contract with the tool maker, and SSC's notification to the toolmaker prior to the execution of this amendment that Loewe will pay the remaining tooling payments of approximately $700,000. and, therefore, Loewe will become the sole owner of the tooling. Furthermore, SSC explicitly waives the rights resulting from the payment of $300,000. to the toolmaker, and Loewe requires a written confirmation by the toolmaker that ownership of the tooling will pass to Loewe upon payment of the remaining balance. Additional tooling expenses for U.S. T.V. sets may be passed on to SSC through adjustment of Loewe's sales prices; if tooling is used exclusively in the United States, there will be a $70.00 U.S. surcharge per set (assuming total volume of 10,000 units) to SSC; provided, however, that if such T.V. sets are also usable outside the U.S., the U.S. surcharge (assuming total volume of 14,000 units) shall be reduced to $50.00 per T.V. set.

         (D) A new paragraph 22.3 is added to Section 22 (Miscellaneous) as follows:

22.3 Loewe agrees to buy back the following indicated Product inventory in the aggregate sum of approximately $1,349,960. US to be composed of the following T.V. model Products at the indicated book value prices:

Proposed 750 Arcadas sets X $1,319.00 per set = $990,750., 230 sets of Planus black matte T.V. models at a per set purchase price of $1,307.00 = $300,610. and 50 sets of Calides X $1,172.00 = $58,600., each in order that the total Product buy back hereunder aggregates the sum of $1,349,960 US; such Product buy back purchases to be made within 3 (three) weeks of the date of execution of this Amendment No. 3 provided the following conditions shall apply:

(a) exclusivity protection to SSC is waived with respect to such repurchased Products so long as the repurchased Products are not sold in the United States to a customer in direct competition with SSC's distribution channels.

(b) SSC will obtain and forward to Loewe a written consent from Congress Bank with respect to the release of their security interest in the subject Products.

(c) All repurchased Products are subject to prior inspection by Loewe before purchase thereof and such Products will be delivered, at SSC's cost for freight and insurance if any, to Loewe's designated and approved warehouse, storage and insurance cost to be


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                                                                   Exhibit 10.33


borne by Loewe.

For future purchases of SSC out of the above Product inventory, the following prices shall apply: Arcada $748 per set, Planus $1,036 per set and Calidas $715 per set.

3. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the 11th day of September, 2000.

SENSORY SCIENCE CORPORATION, a Delaware (United States) corporation

By: /s/ Roger B. Hackett
   ------------------------
   Roger B. Hackett
   Its: Chairman of the Board, Chief
        Executive Officer and President

LOEWE OPTA GmbH, A Federal Republic of Germany Corporation

By:  /s/ Rainer Hecker
   ------------------------
   Dr. Rainer Hecker
   Its: Chairman of the Board of Management

By:  /s/ Klaus Deisler
   ------------------------
   Mr. Klaus Deisler
   Its: Managing Director



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